EXHIBIT 5

                                                 February 28, 1997




Board of Directors
First Midwest Financial, Inc.
Fifth at Erie
Storm Lake, Iowa  50588

Members of the Board:

        We have acted as counsel to First Midwest Financial, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 268,203 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the 1995 Stock Option and Incentive Plan of the Corporation (the "Plan").

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that:

1.      The  shares  of  Common  Stock  being  so  registered   have  been  duly
        authorized.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

                                             Very truly yours,


                                             /s/ Silver, Freedman & Taff, L.L.P.
                                             -----------------------------------
                                             SILVER, FREEDMAN & TAFF, L.L.P.